Exhibit 99.1
Selected Data for the Three and Nine Months Ended September 30, 2006 and 2007
As Reported

	Three Months Ended		Percent	Nine Months Ended		Percent
	09/30/06	09/30/07	Change	09/30/06	09/30/07	Change
Total Revenues (in millions)	$288.0	$471.5	63.7%	$829.1	$1,289.6	55.5%

Adjusted EBITDA* (in millions)	$61.8	$116.0	87.8%	$180.3	$293.1	62.6%
Adjusted EBITDA margin	21.4%	24.6%		21.7%	22.7%
Pro Forma

	Nine Months Ended			Percent
	09/30/06	(A)	09/30/07	Change
Total Revenues (in millions)	$1,213.8		$1,289.6	6.2%

Adjusted EBITDA* (in millions)	$267.5		$293.1	9.6%
Adjusted EBITDA margin	22.0%		22.7%

*	includes NCM dividend
(A) Unaudited pro forma information for the nine months ended September 30, 2006 gives effect to the Century acquisition as if it had been consummated on January 1, 2006. Pro forma revenues for the nine months ended September 30, 2006 represents Cinemark’s historical revenues for the nine months ended September 30, 2006 plus Century’s historical revenues for the nine months ended September 30, 2006. Pro forma Adjusted EBITDA represents Cinemark’s historical Adjusted EBITDA for the nine months ended September 30, 2006 plus Century’s historical Adjusted EBITDA for the nine months ended September 30, 2006 adjusted to eliminate the impact of the $15.7 million change of control payment made to Century’s management at the time of the acquisition.
Reconciliation of net income (loss) Adjusted EBITDA (in millions):

					Pro Forma
	Three Months Ended		Nine Months Ended		Nine Months Ended
	09/30/06	09/30/07	09/30/06	09/30/07	09/30/06	09/30/07
Net income (loss)	$2.3	$(23.4)	$21.2	$142.7	$16.8	$142.7
Income taxes	5.7	60.1	9.6	69.8	3.4	69.8
Interest expense	22.5	35.0	67.1	111.8	125.2	111.8
Gain on NCM transaction	—	—	—	(210.8)	—	(210.8)
Gain on Fandango transaction	—	—	—	(9.2)	—	(9.2)
Loss on early retirement of debt	—	3.6	2.5	11.5	—	11.5
Other (income) expense	(0.4)	(4.4)	(2.1)	(10.4)	0.4	(10.4)
Termination of profit participation agreement	—	—	—	6.9	—	6.9
Depreciation and amortization	21.4	38.3	64.5	113.4	104.4	113.4
Impairment of long-lived assets	4.3	3.6	5.2	60.4	5.6	60.4
Loss on sale of assets and other	3.8	0.9	5.3	(0.6)	5.3	(0.6)
Stock option compensation expense	0.7	0.7	4.9	2.2	2.1	2.2
Deferred lease expenses	1.5	1.6	2.1	5.4	4.3	5.4

Adjusted EBITDA	$61.8	$116.0	$180.3	$293.1	$267.5	$293.1